Exhibit 23.1

January 3, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Bitmis Corp.

Las Vegas, Nevada 89169

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated November 7, 2016, relating to our audit of the balance sheet of Bitmis Corp. as of June 30, 2016 and the related statements of operations, stockholders’ equity and cash flows for the period June 6, 2016 (Inception) to June 30, 2016.

We also consent to the reference to us under the caption “Experts” in this prospective.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, Minnesota

5201 Eden Ave Suite 300

Edina, MN 55436 630.277.2330